Exhibit 99

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Media Contact	March 21, 2005
Andy Brimmer, 205-410-2777

HEALTHSOUTH CLOSES $715 MILLION REFINANCING

Credit Facility Provides $315 Million Term Loan, $250 Million Revolving Line Of Credit
and $150 Million Letter Of Credit Facility

Cures All Defaults Of The Company’s Outstanding Indebtedness

Birmingham, Alabama – HealthSouth Corporation (OTC Pink Sheets: HLSH) today announced that it has amended and restated its existing bank credit facility. The amended and restated credit facility, which provides for a $315 million term loan, a $250 million revolving line of credit and $150 million in letter of credit facilities, cures all defaults of the company’s outstanding indebtedness. J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC acted as co-lead arrangers and joint bookrunners and Deutsche Bank Securities acted as arranger for the amended and restated credit facility.

“We are very pleased with the overwhelming response from the financial community on this credit facility, which is a first step in being able to access the capital markets,” said HealthSouth CFO John Workman. “This provides us with financial flexibility that the company has not had over the past 18 months and the liquidity to satisfy future obligations. The substantial interest from the investment community allowed us to gain more competitive pricing, reducing our annual fees by almost $1 million.”

“Beginning with the resolution last summer of the bondholder litigation and continuing with the recent CMS/DOJ Civil settlement, the resolution of this final technical default is another significant step in working through the fraud-related issues unique to the company,” said HealthSouth President and CEO Jay Grinney.

About HealthSouth
HealthSouth is one of the nation’s largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to: the investigations by the Department of Justice and the Securities and Exchange Commission into HealthSouth’s financial reporting and related activity calling into question the accuracy of the Company’s previously filed financial statements; HealthSouth’s statement that as a result of the investigations, the Company’s previously filed financial statements should no longer be relied upon and may result in the Company restating its prior financial statements; the withdrawal by HealthSouth’s former accountants of their audit reports on all of the Company’s previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully amend, restructure and/or renegotiate its existing indebtedness or cure or receive a waiver of the events of default under such agreements, the failure of which may result in HealthSouth filing a voluntary petition for bankruptcy; HealthSouth’s ability to continue to operate in the ordinary course and manage it’s relationships with its creditors, including it’s lenders, bondholders, vendors and suppliers, employees and customers; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; changes to or delays in the implementation of the prospective payment system for inpatient rehabilitation services; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements.

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